EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Vion Pharmaceuticals, Inc. for the registration of $75,000,000 of its common stock and warrants and to the incorporation by reference therein of our report dated January 23, 2004, except with respect to Note 12, as to which the date is March 12, 2004, with respect to the financial statements of Vion Pharmaceuticals, Inc. included in its Annual Report (Form 10-K), as amended, for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
December 8, 2004